Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 5 March 2024 relating to the financial statements of GSK plc and the effectiveness of GSK plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of GSK plc for the year ended 31 December, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

25 March 2024